EXHIBIT 9  -   AGREEMENT  FOR SALE AND  PURCHASE OF ASSETS OF ASSEMBLY  SERVICES
               UNLIMITED, INC. D/B/A WILDAN SERVICES AND MEMBERSHIP CERTIFICATES
               OF BRITTANY LLC AND PLAN OF REORGANIZATION


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                  AGREEMENT FOR SALE AND PURCHASE OF ASSETS OF
                        ASSEMBLY SERVICES UNLIMITED, INC.
        D/B/A WILDAN SERVICES AND MEMBERSHIP CERTIFICATES OF BRITTANY LLC
                           AND PLAN OF REORGANIZATION

         THIS AGREEMENT IS MADE AS OF THE DAY OF 1999, by and between Assembly Services Unlimited, Inc. ("Assembly Services") d/b/a Wildan Services, and Brittany at 2550 Haddonfield Road, LLC ("Brittany LLC") (hereinafter collectively referred to as the "Seller" or "Business"), and Reink Corp. or its designate (hereinafter referred to as "Buyer").

         II.  INTRODUCTORY STATEMENT

              2.1 Seller, Assembly Services, is a company incorporated under the laws of the state of NEW JERSEY , and registered to do business in the state of NEW JERSEY . The Business is operated at (leased) premises located at 2550 HAddonfield Road, Pennsauken, New Jersey 08110 (hereinafter referred to as the "Premises").

              2.2



                    Wildan Services, is a trade name used by Assembly Services, and registered In the Official Public Records of Secretary of the State of New Jersey, Division of Commercial Recording, Filed 09/08/98 , Book , ---------------- Page .
                    -------------


              2.3 Seller, Brittany LLC, is a Limited Liability Company Formed in the State of New Jersey , and Registered to Do Business in the State of New Jersey . Brittany Llc Owns the premises upon which Assembly Services operates the Business.

             2.4 Buyer, Reink Corp. is a Delaware corporation registered to do business in the states of Florida and New York.

             2.5 With respect to the purchase of the assets of Assembly Services, the parties intend that this Agreement shall constitute a plan of reorganization (the "Plan") by a transaction or transactions of the type described in Section 368 (a)(1)(C) and 368 (a)(2)(C) of the Internal Revenue Code of 1986, as amended. The Plan is comprised of (i) the exchange of voting stock of Reink for substantially all of the assets of Assembly Services, followed by (ii) the liquidation of Assembly Services and the distribution of the Reink voting, common stock and any other remaining assets to shareholders of Assembly Services.



          II.      SALE OF ASSETS AND MEMBERSHIP CERTIFICATES

          Assembly Services and Reink hereby adopt the plan of reorganization herein set forth. Seller agrees to sell and Buyer agrees to purchase all of the assets of the Business of Assembly Services and the Membership Certificates of Brittany LLC. The assets and membership certificates to be sold include:

             2.1 The equipment, inventory, furniture, fixtures, and supplies listed on Exhibit 2.1 attached hereto and incorporated herein by reference.


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             2.2    The  membership  certificates  of Brittany  LLC of which the sole asset is the real property on which Assembly Services is located.

             2.3 Any other furniture, fixtures and other tangible property located on the Premises.

             2.4 The lease for the Premises located at 2550 Haddonfield Road, Pennsauken, NJ 08110.

             2.5    Transfer of any other related permits.

             2.6 Any customer lists or customer accounts which exist at the time of closing.

             2.7    The trade name Wildan Services.

         III.     PURCHASE PRICE

             3.1    The   purchase   price  for  the   assets   and   membership
                    certificates described in the preceding Section II shall be paid as follows:

             3.1.1 As consideration for the membership certificates, a A promissory note (the "Note"), made, executed, and delivered for value by Buyer to current membership certificate holders of Brittany LLC in the principal sum of two hundred fifty thousand dollars ($250,000) payable in twelve (12) equal monthly installments of twenty thousand eight hundred thirty-three dollars and thirty-three cents ($20,833.33), the first payment commencing on the earlier of September 30, 1999 or the last day of the first month following the closing, and payments continuing thereafter on the last day of each successive month until the Note is paid in full. The Note shall not bear interest provided all monthly payments are in accordance with the terms and conditions of said Note.

             3.1.2 For all assets of Assembly Services, Buyer, at its expense, shall deliver to the shareholders of Assembly Services shares of the unregistered Common Stock of Buyer (the "Shares"), payable by Buyer's issuance to the shareholders of Assembly Services, four hundred seventy-five thousand (475,000) shares (the "Shares") of Buyer's Common Stock. When issued, the Shares shall be validly issued, fully paid and non- assessable. Shareholders of Assembly Services shall be retaining the shares for their own account and for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part of the Shares except in compliance with all applicable provisions of the Securities Act of 1933, as amended (the "Act"), the rules and regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder, and applicable state securities laws. The shares to be issued to the shareholders of Assembly Services from Buyer are "restricted securities" as that term is defined under Rule 144 of the Act, and any sales of the shares made in reliance upon Rule 144 can be made only in limited amounts in accordance with the terms and conditions of that Rule and will require an opinion of counsel satisfactory to Reink and Reink's counsel that registration is not required under the Act or state securities laws. The Shares have no



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               voting restrictions. Additionally, the Shares shall be subject to a lock-up agreement set forth in Exhibit 3.1.2, which provides that the Shares shall be locked up as follows: (i) 158,334 shares until August 31, 2000; (ii) 158,333 shares until August 31, 2001; and (iii) 158,333 shares until August 31, 2002.

               Therefore, pursuant to the lock-up agreement, the certificates shall bear the following restrictive legend:

               (i)  The 158,334  Shares to be locked up until  August 31,  2000:
                    (The securities represented by this certificate are subject to a lock-up agreement and may not be sold, transferred, assigned, or otherwise disposed of prior to August 31, 2000.)

              (ii)  The 158,333  Shares to be locked up until  August 31,  2001:
                    (The securities represented by this certificate are subject to a lock-up agreement and may not be sold, transferred, assigned, or otherwise disposed of prior to August 31, 2001.)

             (iii)  The 158,333  Shares to be locked up until  August 31,  2002:
                    (The securities represented by this certificate are subject to a lock-up agreement and may not be sold, transferred, assigned, or otherwise disposed of prior to August 31,2002.)


               Additionally,   each  certificate  shall  contain  the  following
               restrictive legend:

                    (The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion satisfactory to the Company's counsel that registration is not required under said Act.)

 3.1.2.1 Also, for all assets of Assembly Services, Buyer, at its expense, shall deliver to the shareholders of Assembly Services in the form of shares of the unregistered Common Stock of Buyer (the "Additional Shares"), three hundred twenty five thousand (325,000) Additional Shares will be issued as follows:

               (i) One half (1/2) or (162,500) of the Additional Shares shall be issued on the first anniversary date of the closing, provided that the net sales revenues (defined as gross sales less, including, but not limited to, returns, discounts, allowances and like type items) for the twelve (12) months ended July 31, 2000 based on new business generated by the purchased Assembly Services/Wildan Services business equals or exceeds $1.5 million. Buyer and Seller acknowledge that realization of additional revenues equaling or exceeding $1.5 million is contingent upon funding to be made available to the purchased Assembly Services/Wildan Services business by Reink Corp. in


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                    order to set up and maintain the Empty Toner Reclaim Program as established by Assembly Services/Wildan Services. Buyer shall be required to make available to Assembly Services/ Wildan Services business funding in the amount of $60,000 on or before September 15, 1999 and an additional $90,000 on or before October 15, 1999. Should Buyer fail to provide such funding on or before the dates and in the amounts indicated above, the contingent new net sales revenue amount shall be reduced from $1.5 million to $750,000.

              (ii) One half (1/2) or (162,500) of the Additional Shares shall be issued on the second anniversary date of the closing, provided the above stated conditions in 3.1.2.1(i) have been achieved.

             (iii) All of the Additional Shares will be subject to a one year holding period from the date of issuance before any of the Additional Shares can be transferred.

                    Buyer intends and shall, at its expense, use its best efforts to cause the Additional Shares to become Registered under the Securities Act of 1933, as amended, subsequent to Closing, as soon as practicable. Additionally, each certificate shall contain the following restrictive legend:

                    (The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion satisfactory to the Company's counsel that registration is not required under said Act.)

 3.1.3 Buyer intends and shall, at its expense, use its best efforts to cause the Shares to become Registered under the Securities Act of 1933, as amended, subsequent to Closing, as soon as practicable.

         (1) In the event the average closing sale price ("Sale Price") of Reink Corp. Common Stock, as publicly traded on the Nasdaq Small Cap System or other applicable trading system, is less than $1.00 per share for the ten (10) consecutive trading day period ending on August 31, 2000, then Buyer shall pay to the Seller cash equal to the difference between $1.00 per share and the Sale Price multiplied by 158,333.

         (2) In addition, in the event the average closing sale price ("Sale Price") of Reink Corp. Common Stock, as publicly traded on the Nasdaq Small Cap System or other applicable trading system, is less than $1.00 per share for the ten (10) consecutive trading day period ending on August 31, 2001, then Buyer shall pay to the Seller cash equal to the difference between $1.00 per share and the Sale Price multiplied by 158,333.


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         (3)   In addition,  in the event the average  closing sale price ("Sale
               Price") of Reink Corp. Common Stock, as publicly traded on the Nasdaq Small Cap System or other applicable trading system, is less than $1.00 per share for the ten (10) consecutive trading day period ending on August 31, 2002, then Buyer shall pay to the Seller cash equal to the difference between $1.00 per share and the Sale Price multiplied by 158,333.


    3.2 Reink shall also issue to shareholders of Assembly Services one hundred thousand (100,000) options, each option representing the right to purchase one (1) share of the Buyer's Common Stock exercisable at the lesser of the per share amount as initially granted to officers of Buyer, inclusive of any repricing, or four dollars ($4.00) per share. The options shall vest with shareholders of Assembly Services equally over a two (2) year period commencing one (1) year from the closing date of this Agreement.

    3.3 The Buyer will assume all debt of Seller as reflected in Assembly Services' March 31, 1999, financial statements, as more specifically set forth in Exhibit 3.3, the mortgage debt of Brittany LLC and as incurred in the ordinary course of business as of the date of closing, provided that the debt of Assembly Services does not exceed one million two hundred thousand dollars ($1,200,000). Buyer will indemnify and hold William and Rosalie Gallagher harmless from any and all sureties, guarantees, assessments or any other claims by creditors of Seller as outlined in Exhibit 3.3 and including the mortgage debt of Brittany LLC and as incurred in the ordinary course of business as of the date of closing. Buyer will also use a duly diligent, good faith effort to obtain full releases for any sureties, guarantees, assessments or any other claims by creditors of Seller. Buyer will also begin to exercise a duly diligent, good faith effort in arranging for the payment of all non-current federal and state tax obligations of Assembly Services upon the signing of this Agreement.

   3.4 Buyer will forgive Assembly Services' loans to shareholders reflected in Assembly Services March 31, 1999 financial statement, as more specifically set forth in Exhibit 3.4.

   3.5 The Buyer will enter into employment contracts with William Gallagher and Robert Sinatra, under the terms as substantially set forth in
          Exhibit 3.5.

IV.      PRORATIONS AND ADJUSTMENTS

         The following items shall be adjusted in cash at the closing:

   4.1      Monthly rent on the Premises.

   4.2      Intangible Tax on the equipment and inventory.

   4.3      Monthly payments on equipment leases.



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   4.4      Notwithstanding Section III above:

   4.4.1 Within forty-five (45) days of the closing date, Seller shall determine the Seller's shareholder equity as at the closing date based upon generally accepted accounting principles ("GAAP") consistently applied. If the increase in Seller's shareholder equity from December 31, 1998 to the closing date is less than fifty thousand dollars ($50,000) then Buyer's purchase price shall be reduced by one dollar ($1.00) for each and every one dollar ($1.00) of shortfall in the increase of Seller's shareholders equity less than ($50,000). The reduction will continue to a maximum of $250,000.

   4.4.2 The Buyer shall have the right to reduce the amount of the Note dollar for dollar in accordance with paragraph 4.4.1, starting with the earliest payment after determination of Seller's shareholder equity, but in no event shall the reduction be greater than the face amount of the Note.

   4.4.3 In the event Buyer or Seller disputes the amount of Seller's shareholder equity, then the disputing party shall request that a mediator be appointed in accordance with paragraph 12.4.

   4.5    Real estate taxes and mortgage payments.

V.        CONDITIONS PRECEDENT TO CLOSING

     The Seller and Buyer agree to use best efforts to keep proprietary information confidential, excepting information as may be required by SEC disclosure rules and regulations, and agree that these pre-closing issues shall be completed or addressed as follows:

  5.1      DUE DILIGENCE

  5.1.1 On and after the execution of this Agreement, Seller shall permit the Buyer and their representatives access during normal business hours to all of the Seller's books, contracts, commitments, and records for the purposes of making such investigation as the Buyer, at his sole cost and expense, may desire respecting the operations of the Seller. The Buyer agrees to treat as confidential and to advise their representatives to treat as confidential all non-public information furnished by the Seller.


  5.1.2 Buyer will complete the review of the books and records of Seller and all Leases within fifteen (15) business days of the receipt of same. After the expiration of the fifteen (15) business days, Buyer will have three (3) business days to notify Seller, in writing, of any issues concerning the books, records or Leases that would prevent Buyer from timely closing. If, after review of the Business's books, records and leases, Buyer is not satisfied, then Buyer, at Buyer's sole discretion, may cancel the agreement.


  5.1.3    Seller and Buyer will use their best efforts in the completion of a


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          post-closing  Business  Plan for Buyer  prior to the date of  closing, said Business Plan to include, but not be limited to, estimates of projected cash flows and related financing requirements.

  5.1.5 Seller shall supply Buyer with the most recent environmental assessment made with respect to the commercial property held by Brittany LLC. Should Buyer so decide, Seller shall permit Buyer to perform or update a Phase I Environmental Audit or comparable evidence acceptable to Buyer, at Buyer's expense, sufficient to permit Buyer to make an informed business decision concerning environmental liabilities of the premises, if any. Assembly Services, Brittany, LLC and William Gallagher represent, to the best of their knowledge and belief, that they are not aware of the existence of any hazardous environmental condition at the commercial property held by Brittany LLC and that if this statement shall be found to be false, they shall indemnify and hold Buyer harmless for the costs of removing and clean-up of such hazardous environmental condition.


  5.1.6 Seller will provide Buyer with estoppel letters concerning any leases along with assumption documents (if appropriate) and any other confirming letters from suppliers or regulatory authorities necessary to enable Buyer to complete Buyer's due diligence.

  5.1.7 Closing of this transaction will also be conditioned on Buyer receiving and delivering a true copy to Seller prior to Closing a document(s) confirming that Buyer has received an equity financing commitment(s) for at least $2 million (before fees and costs) and debt financing commitment(s) in the form of an available operating facility of at least $1.25 million.

VI.  CLOSING

     This transaction shall be closed on or before the 30th day of September ,1999 (the "Closing Date") at the offices of David A. Carter, P.A., 2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida 33431. The Closing Date may be extended by mutual agreement of the parties.

 6.1

     At the closing, Buyer shall deliver to the Seller or shareholders of Assembly Services or members of Brittany LLC as the case may be:


     6.1.1 A Note in an amount to be determined pursuant to paragraph 3.1 to membership certificate holders of Brittany LLC.

     6.1.2     475,000  shares of the Buyer's Common Stock pursuant to paragraph
               3.1.2 to shareholders of Assembly Services.

     6.1.3 100,000 options for the purchase of shares of the Company's Common Stock pursuant to paragraph 3.2 to shareholders of Assembly Services.

     6.1.4     Evidence of the cancellation of loans to shareholders pursuant to paragraph 3.4.

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     6.1.5     Evidence of executed employment agreements with William Gallagher and Robert Sinatra pursuant to paragraph 3.5.

     6.1.6     Provide  evidence of the assumption of debt pursuant to paragraph
               3.3 in a form acceptable to Seller or Seller's counsel. Also, an agreement to use reasonable efforts to provide indemnification and release to William and Rosalie Gallagher from sureties, guarantees, assessments and claims of creditors and arrangement for the payment of all non- current federal and state tax obligations of Assembly Services in accordance with paragraph 3.3.

 .

     6.1.7   A Certificate of Good Standing concerning Buyer's corporate status.

     6.1.8    Appropriate corporate resolutions approving the purchase   of  the
              assets.

     6.1.9 Appropriate corporate resolutions appointing William Gallagher to the Board of Directors of Buyer's designate and, further, appointing William Gallagher as an executive officer of Buyer's designate and approving his employment agreement as well as the employment agreement of Robert Sinatra..

6.2 At the closing, Seller shall deliver to the Buyer:

     6.2.1 Assignments of any commercial or equipment leases in a form approved by the Buyer or Buyer's counsel and any other instruments appropriate to transfer the assets to be sold hereunder.

     6.2.2     A Bill of Sale for the assets as set forth in Section II.

     6.2.3 A Certificate of Good Standing concerning Seller's corporate status.

     6.2.4 A lien search and legal opinion acceptable to Buyer's attorneys that the assets to be sold are free and clear of all liens and encumbrances, excepting those being assumed by Buyer. Search shall include a UCC-1 lien search .

     6.2.5 An Officer's Certificate acceptable to Buyer's attorneys relative to the Seller's authority to complete the transaction.

     6.2.6     An executed "lock-up" agreement pursuant to paragraph 3.1.2.

     6.2.7 Executed non-competition and non-solicitation agreement from those individuals associated with Seller as more specifically set forth in Exhibit 6.2.7.

     6.2.8     An assignment of all debts set forth on Exhibit 3.3.

     6.2.9     All necessary regulatory consents.

     6.2.10   All documents necessary to transfer membership certificates


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               described  in  Exhibit  2.2,  including,   but  not  limited  to,
               assumption documents, and evidence that real property taxes are current. Seller shall provide a title search regarding the real property held by Brittany LLC and a UCC-1 search regarding the personal property held by Assembly Services.

     6.2.11 The Seller represents and warrants that there exists no other outstanding liabilities as of closing date , except as set forth in Exhibit 3.3, the mortgage debt of Brittany LLC and as incurred in the ordinary course of business as of the date of closing.

  6.3 Any other document reasonably requested by either party to effectuate this transaction shall be delivered at the closing.

VII.     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants the following to Seller:

     7.1 Buyer has the financial wherewithal to close the transaction and can fulfill the obligations of the transaction described hereunder.

     7.2 The execution, delivery and performance of this Agreement by Buyer is not in violation of any other agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

     7.3 The foregoing representations and warranties shall be true on the closing date.

     7.4  The  shares,  when  issued,  will  be  validly  issued,   fully  paid,
          non-assessable,  and  contain  a  restrictive  legend  as set forth in
          Exhibit 3.1.2.

VIII.     REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants the following to Buyer:

     8.1 Seller, Assembly Services is an organization, duly organized and validly existing under the laws of the State of New Jersey and is authorized to do business in the State of New Jersey , and is duly empowered to enter into this transaction.

     8.2 Wildan Services is a trade name registered and recorded in New Jersey Secretary of State, Division of Commercial Recording, Filed September 8, 1998 .


     8.3 Seller, Brittany LLC is a limited liability company, duly organized and validly existing under the laws of the state of New Jersey.

     8.4 The execution, delivery and performance of this Agreement by Seller is not in violation of any other agreement or instrument to which the Seller is a party or by which the Seller is bound.

     8.5 Seller is the owner of all personal property assets free and clear of all liens and encumbrances excepting those indicated in financial disclosures and by public record to be transferred to Buyer pursuant to this Agreement.

     8.6  The lease for the  Premises  is in full  force and effect and Seller ,
          Assembly   Services,   is  in  full   compliance   therewith.   (Buyer
          acknowledges receipt of a copy of the said Lease).

     8.7 No litigation or claims of any nature whatsoever are pending or threatened against or involving the Business. Seller does not know of any basis for any such action or claim.

     8.8 All sales taxes, tangible and intangible taxes, real estate taxes, and other taxes which would affect the sale and transfer of assets, due and payable for the business have been paid through see disclosure attached .

     8.9 The representations and warranties of Seller shall be true as of the date of closing.

     8.10 Seller agrees to indemnify Buyer and hold it harmless from and against all pre-closing debt of, and employee claims against, the assets , not herein assumed by Buyer or disclosed to Buyer. In the event that such a claim arises, Buyer shall promptly notify Seller and the Seller shall defend, indemnify and hold Buyer harmless. If Seller fails to do so, and Buyer is forced to retain counsel, then Seller shall also reimburse and indemnify Buyer for all reasonable attorney fees and costs.

     8.11 Buyer shall not assume nor be responsible for any liability of Seller except as set forth in this Agreement.

     8.12 That all equipment is in working condition as of the date of closing.


IX.  CONDUCT OF BUSINESS PRIOR TO CLOSING

     Between the date of this Agreement and the Closing Date, Seller shall operate and maintain the Business in the usual course, and will use his best efforts to preserve intact the business relationship with suppliers, customers, distributors and employees. Further, Seller shall take no action with respect to the business out of the ordinary.

XI.  DEFAULT

    11.1 SELLER: Seller will be in default if (a) Seller fails to transfer assets free and clear of all liens or encumbrances, not herein assumed by Buyer or disclosed to Buyer, or (b) Seller breaches any of the Seller representations and warranties contained in this Agreement.

    11.2 BUYER: Buyer will be in default if any of the following happens: (a) Buyer fails to notify Seller pursuant to Section V of this Agreement;
          (b) Buyer fails to make any payment when due; (c) Buyer breaches any of the Buyer representations and warranties contained in this Agreement.

    11.3 NOTICE: No party may be held in default under this Agreement unless he or it has received ten (10) business days written notice from the other party.

XII. MISCELLANEOUS

    12.1 CAPTIONS. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision in it.

    12.2 INVALIDITY OF PROVISIONS. The unenforceability, for any reason, of any term, condition, covenant or provision of this Agreement shall neither limit nor impair the operation, enforceability or validity of any other terms, conditions, provisions or covenants of the Agreement.

    12.3 CONSTRUCTION. This Agreement shall not be construed against either party regardless of who is responsible for its drafting.


    12.4 ARBITRATION. In the event that any dispute arises under this Agreement which cannot be resolved between the parties, the parties hereto stipulate and agree to submit such dispute to non-binding pre-suite mediation. The parties shall select a mediator from the list of certified Circuit Court mediators maintained by the office of the Camden County , New Jersey Superior Court and no suit shall be filed until ten (10) days after the mediator has declared an impasse.

    12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey . The parties agree that any action brought by any party against another party in connection with any rights or obligations arising out of this Agreement shall be instituted properly in a federal or state court of competent jurisdiction with venue only in the New Jersey Superior Court in and for Camden County, New Jersey or the United States District Court for the Third Circuit District of New Jersey, Division. A party to this Agreement named as a Defendant in any action brought in connection with this Agreement in any court outside of the above named designated county or district shall have the right to have the venue of said action changed to the above designated county or district or, if necessary, have the case dismissed, requiring the other party to refile such action in an appropriate court in the above designated county or federal district. If a party is not a resident of or does not maintain a presence in the above designated state in which the designated county of venue is situated, then such party hereby consents to personal jurisdiction of a court of competent subject matter jurisdiction located in the above-designated state and county of federal district. The parties acknowledge that this Agreement is executed in, and that a material portion of each party's obligations under this Agreement are to be performed in, the above designated State and county and federal district.

    12.6 GOOD FAITH EFFORTS AND FURTHER STEPS. The parties to this Agreement covenant to use their best efforts in good faith to comply with the provisions of this Agreement, both before and after execution of this Agreement or any documents required by this Agreement. In this regard the parties agree to take such further steps and execute such documents as are reasonably required by another party.

          12.6.1 PRESERVATION OF TAX STATUS OF TRANSACTION. The parties hereto shall use their best efforts to not voluntarily take any action after the Closing which would have the effect of causing the reorganization contemplated by this Agreement not to qualify as a tax-deferred transaction under Sections 368(a)(1)(C) and 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended.

  12.7 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement of the parties and may not be amended or modified except in writing signed by all parties. All prior understandings and Agreements among the parties are merged in this Agreement, which alone fully and completely expresses their understanding. Any prior agreements among any of the parties to this Agreement concerning the subject hereof are hereby declared null and void.

  12.8 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid and addressed as follows:

              If to Buyer:
                                          Thomas Irvine, President
                                          Reink Corp.
                                          21301 Powerline Road, Suite 301
                                          Boca Raton, Florida  33433


              With a copy to:
                                          David A. Carter, Esq.
                                          David A. Carter, P.A.
                                          2300 Glades Road
                                          Suite 210, West Tower
                                          Boca Raton, Florida  33431


              If to Seller Assembly Services Unlimited, Inc.:

                                           Assembly Services Unlimited, Inc.
                                           2550 Haddonfield Road
                                           Pennsauken, New Jersey 08110

              With a copy to:

                                           John A. Calzaretto, Esq.

                           CAlzaretto & Lynch, L.L.C.
                          620 Buttonwood Ave. & Rt. 38
                              Maple Shade, NJ 08052

    12.9 ATTORNEY FEES AND COSTS. In connection with any litigation arising out of this Agreement, the prevailing Party shall be entitled to recover all costs incurred including attorney's fees for services rendered in connection with any enforcement or breach of contract, including appellate proceedings and post judgment proceedings. In connection with any legal fees for the transaction herein contemplated, Buyer and Seller will each pay their own legal fees and costs.

    12.10 SUCCESSORS. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, assigns and personal representatives.

    12.11 The parties acknowledge and agree that the transactions contemplated herein involves significant legal and tax consequences, and that they have been advised to seek independent professional legal and tax advice to carefully analyze the consequences, risks and merits of this transaction.

    12.12 The parties acknowledge that each has been represented and advised by separate counsel and have signed this document of his, her or its own volition.

    12.13 This   Agreement  may  be  signed  in   counterparts,   but  all  such
          counterparts shall be considered as a single document.

    12.14 BROKER'S FEES . All parties represent and warrant to the others that no finder, broker or similar agent has participated on behalf of or been retained by any of them in connection with the transaction contemplated herein and agree to indemnify and hold the other parties harmless from and against any and all commissions, fees, expenses or other compensation which any person or entity, claiming by, through or under such indemnifying party may be entitled, or claims to be entitled, to receive in connection with this Agreement or consummation of the transactions contemplated herein.

         IN WITNESS WHEREOF, the parties hereunto executed this agreement as of the date set forth below.

         SELLER:           ASSEMBLY SERVICES UNLIMITED, INC.



/S/ JOHN CALZARETTO, ESQ.                           BY: /S/ WILLIAM E. GALLAGHER
----------------------------------------------------   -------------------------
Witness

                                                     ITS: PRESIDENT
-----------------------------------------------------    ----------
Witness

         SELLER:           BRITTANY, LLC

/S/ JOHN CALZARETTO, ESQ.                           BY: /S/ WILLIAM E. GALLAGHER
--------------------------------------------------         ---------------------
WITNESS                                                 /S/ ROSALIE GALLAGHER
                                                           ---------------------



                                                     ITS:   MEMBERS
-----------------------------------------------------     ---------
Witness

         BUYER:            REINK CORP.

                                                     BY: /S/ THOMAS IRVINE
-----------------------------------------------------   ------------------
                                                        Thomas Irvine, President



                                                     ITS: PRESIDENT
-----------------------------------------------------    ----------
Witness